Exhibit 3.04

STATE OF NORTH CAROLINA

                                                        STOCK PURCHASE AGREEMENT
COUNTY OF WILSON

         THIS STOCK PURCHASE AGREEMENT, made and entered into as of this 1st day of August, 1997 by and among William F. Lane, as agent for the Sellers (hereinafter called "Sellers"), and Li-Pei Wu (hereinafter called "Buyer").

                               W I T N E S S E T H

         WHEREAS, the Sellers are the owners and holders of 50,000 shares of the issued and outstanding common stock (the "Stock") of CardGuard International, Inc., a North Carolina corporation (the "Company"); and

         WHEREAS, Buyer desires to acquire from Sellers and Sellers desire to sell the Stock, as hereinafter provided;

         NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties agree to bind themselves as follows:

         1. SALE OF STOCK. Sellers agree to sell, assign and transfer the Stock to Buyer and Buyer agrees to purchase from Sellers all of the Sellers' right, title, and Interest in and to the Stock.

         2. PURCHASE PRICE. The purchase price to be paid to each of Sellers for his portion of the Stock shall be $3.00 per share for an aggregate purchase price for the Stock of One Hundred Fifty Thousand Dollars ($150,000.00), and shall be paid at closing in cash.

         3. SELLERS' REPRESENTATION AND WARRANTIES. Sellers, severally, make the following representations and warranties, which shall survive closing, to Buyer, which shall be true and correct as of the date hereof and as of the closing:

                  A. Each of the Sellers is the sole record and beneficial owner of the Stock owned by him with full authority and capacity to sell, transfer and deliver such Stock in accordance with the terms of this Agreement and has good and marketable title to such Stock, free and clear of all liens, pledges, claims and encumbrances of any kind whatsoever. Each of Sellers has full power and authority to convey all of his right, title and interest in and to the Stock owned by him. The Stock owned by him is subject to no calls, puts or other options.

                  B. Upon transfer of the Stock to Buyer, Buyer will receive good and marketable title thereto, free and clear of all liens, pledges, claims and encumbrances of any kind whatsoever.

                  C. The sale of the Stock by Sellers and the warranties, representations, covenants and other terms contained herein are not in violation of any provision of any loan or other agreement entered into by any of Sellers in his individual capacity.


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                  D. Sellers have made no knowing misrepresentations of fact concerning the affairs of the Company or failed to state any fact material to the affairs of the Company.

                  E. There are no actions, suits or proceedings pending, or threatened against or affecting any of Sellers or the Company or the Stock.

                  F. The Company is a corporation duly organized and existing in good standing under the laws of the State of North Carolina.

         4. CLOSING. The closing shall occur on August 1st, 1997, and at closing Sellers shall deliver to Buyer:

                  A. The certificates evidencing the Stock, duly endorsed in blank.

                  B. Such other documents as Buyer may reasonably request.

         5. PAYMENT FOR STOCK. At the closing, Buyer shall deliver to Sellers cash in payment of the purchase price for the Stock.

         6. SURVIVAL OF REPRESENTATIONS. The representations of the parties shall survive closing and shall be regarded as continuing representations and warranties.

         7. EXPENSES. Each party hereto will pay the expenses incurred by him under or in connection with this Agreement, including attorneys' and accountants' fees and expenses of his representation.

         8. SPECIAL PROVISIONS. Sellers hereby grant to Buyer the option to purchase up to 50,000 shares of Common Stock of the Company at a purchase price of $5.00 per share. Such option shall expire on August 1. 2002. Sellers shall deposit in escrow with Hutchison & Mason PLLC, Raleigh, North Carolina certificates representing such option shares, (along with blank stock powers executed by Sellers) until the option is exercised in full or the option period has expired.

         9. MISCELLANEOUS.

                  A. This Agreement represents the entire agreement of the parties and all other prior written or oral agreements or representations concerning the subject matter hereof are hereby cancelled and terminated.

                  B. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, administrators, successors, and assigns.

                  C. This Agreement is executed pursuant to and shall be governed by the laws of the State of North Carolina.

                  D. Each of the parties hereto shall execute such documents and take such action as may be reasonably requested by the other party to carry out the provisions and purposes of this Agreement.

                  E. This Agreement my be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and this Agreement shall be of no force or effect until it has been executed by all parties hereto.

                  F. Any modifications to this Agreement must be in writing and signed by all parties to this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                   SELLERS:



                                            /s/  William F. Lane      (SEAL)
                                   -----------------------------------
                                   William F. Lane, agent for Sellers



                                   BUYER:



                                            /s/ Li-Pei Wu             (SEAL)
                                   -----------------------------------
                                   Name:  Li-Pei Wu
                                   Title:

                      ADDENDUM TO STOCK PURCHASE AGREEMENT


         THIS ADDENDUM TO STOCK PURCHASE AGREEMENT is attached to and made a part of that certain Stock Purchase Agreement (the "Stock Purchase Agreement' ) dated as of August 1, 1997 between William F. Lane, as agent for the Sellers ("Sellers"), and Li-Pei Wu ("Buyer"). For purposes of the provisions hereinbelow captioned "Right of First Refusal" and "Registration Rights," CardGuard International, Inc., a North Carolina company (the "Company"), for valuable consideration the receipt and sufficiency of which are hereby acknowledged, shall be deemed a party to the Stock Purchase Agreement and this Addendum and such provisions shall be binding upon and enforceable against the Company.

         The following provisions are hereby added to and included as part of the Stock Purchase Agreement:

         RIGHT OF FIRST REFUSAL. If at any time or from time to time the Company shall be desire to issue or to Sell shares of its common or preferred stock, the Company shall provide Buyer with written notice (the "Notice") of the Company's intention to do so. For ten (10) business days after the receipt of the Notice by Buyer, with respect to 86.3% of the aggregate number of shares of common stock the Company desires to issue or sell at such time, Buyer shall have the first right, but not the obligation, to purchase or subscribe to purchase up to the number of shares represented by an aggregate purchase price of $1,000,000.00. The per share purchase price to be paid by Buyer shall be equal to the lowest purchase price paid by any other purchaser of the shares proposed to be issued or sold by the Company. This right should not apply to (a) any shares of Common Stock issuable upon conversion of shares of preferred stock of the Company; (b) securities of the Company issued pursuant to options, warrants or rights issued in favor of employees, directors, officers or consultants of the Company; (c) securities issued pursuant to the acquisition by the Company of any product, technology, know-how or another corporation by merger, purchase of all or substantially all of the assets, or any other reorganization whereby the Company owns over 50% of the voting power of such corporation; or (d) securities issued in connection with any stock split, stock dividend or recapitalization by the Company.

         REGISTRATION RIGHTS. If at any time or from time to time the Company shall determine to register any of its common stock, either for its own account or for the account of a security holder or holders, other than a registration relating solely to an employee benefit plan (Form S-8 or any successor form) or the merger with another entity (Form S-4 or any successor form), the Company shall:

         (i) promptly give Buyer written notice of its determination; and

         (ii) include in such registration and any related qualification under blue sky laws or other compliance, and in any underwriting in connection with the registrations, all the shares of common stock which Buyer has specified in a written request, including shares of common stock subject to the option granted pursuant to Section 8(A) of the Stock Purchase Agreement, shall be made within ten (10) business days after Buyer's receipt of such written notice from the Company.

         If the underwriters' representative advises the Company that marketing factors require limitation on the number of shares to be underwritten, the securities requested to be included in the registration by Buyer and by other shareholders with piggyback registration rights shall be excluded on a pro rata basis to the extent so required by such limitation. Securities requested by the Company to be included in the registration shall be excluded last.

         All expenses (which term does not include underwriting discounts or commissions or fees and disbursements of counsel for Buyer) incurred in connection with any registration, qualification or other compliance, including without limitation, all registration, filing, qualification fees, printing expenses, fees and disbursements of counsel for the Company, and accounting fees incidental to or required by such registration, shall be borne by the Company.

         NOTIFICATION UPON CONSOLIDATION OR MERGER AGREEMENT. In the event that Company shall enter into an agreement to consolidate with, or merge into or acquire any other corporation or entity or any other agreement having a similar effect thereto, the Company shall promptly upon execution of any such agreement, and in no event less than ten (10) business days prior to the date for which shares of the Company's stock must be tendered in connection with any such consolidation, merger, acquisition or other such transaction, notify Buyer in writing or such contemplated consolidation, merger, acquisition or other transaction so as to allow Buyer significant time to exercise the option granted pursuant to Section 8(A) of the Stock Purchase Agreement. Should the Company fail to provide Buyer with such ten (10) business days prior written notice for whatever reason, the Company shall pay to Buyer the difference between the option exercise price set forth in Section 8(A) of the Stock Purchase Agreement, determined as if Buyer had exercised his option as to all such option shares, and the then fair market value of the consideration to be paid for such number of shares of Company common stock in connection with any such consolidation, merger, acquisition or other transaction.

         DESIGNATION OF ESCROW HOLDER. Notwithstanding the designation in
Section 8(A) of the Stock Purchase Agreement of Hutchison & Mason PLLC, Raleigh, North Carolina, as escrow holder of the certificates representing option shares as described in such section, Law Offices of Maan-Huei Hung, Los Angeles, California, shall be designated escrow holder, or such other person as Buyer shall designate as escrow holder in the future, to hold such certificates (along with blank stock powers executed by Sellers) until the option is exercised in full or the option period has expired.

         STOCK SPLIT AND COMBINATIONS. If the Company shall at any time prior to Buyer's exercise of the hereinbelow described option subdivide or combine its outstanding shares of common stock subject to the option granted to Buyer pursuant to Section 8(A) of the Stock Purchase Agreement, the option right granted Buyer therein shall, after that subdivision or combination, evidence the right to purchase the number of shares of common stock issued as a result to purchase the number of shares of common stock issued as a result of that purchasable under Buyer's option immediately before that subdivision or combination. If the Company shall at any time subdivide or combine the outstanding shares of common stock, the option purchase price shall be proportionately increased or decreased, as appropriate.

         ASSIGNMENT. Buyer may freely and at any time assign, convey, give or otherwise transfer the option rights to purchase shares of common stock of the Company granted to Buyer pursuant to Section 8(A) of the Stock Purchase Agreement to any person, partnership, association, trust, corporation or entity of any sort.

         IN WITNESS WHEREOF, the undersigned have executed this Addendum to Stock Purchase Agreement as of August 1, 1997.

                                   SELLERS:



                                            /s/   William F. Lane
                                   -----------------------------------
                                   William F. Lane, agent for Sellers



                                   BUYER:



                                            /s/  Li-Pei Wu
                                   -----------------------------------
                                   Li-Pei Wu



                                   COMPANY:

                                   CardGuard International, Inc.



                                   By:      /s/  William F. Lane
                                   -----------------------------------
                                       William F. Lane, President